Inuvo, Inc. Reports Net Income of $0.03 per share for the First Quarter 2014
CONWAY, AR, April 24, 2014 -- Inuvo, Inc. (NYSE MKT: INUV), an Internet marketing and technology company that delivers targeted advertisements into websites and applications reaching desktop and mobile devices, today announced net income of $675,000 or $0.03 per basic and diluted share for the first quarter of 2014, a significant improvement over the net loss of $291,000, or $0.01 per share loss in the prior year. Revenue for the first quarter of 2014 was $10.1 million compared to $15.9 million for the first quarter of 2013. Adjusted EBITDA was $1.3 million compared to $1.4 million in the first quarter of 2013.

"The first quarter’s results and the second quarter’s upward revenue trajectory, give us confidence that the foundation we’ve built can deliver both growth and profit. While revenue was light in the first quarter, this was expected and directly related to the announced transition from toolbar to content rich websites / mobile applications and masks the 44% quarter over quarter underlying growth rate in the latter. ” stated, Richard Howe, Chairman and Chief Executive Officer of Inuvo.

First Quarter 2014 Highlights

•	Net income was $675,000, up $965,000 from a net loss of $291,000 in the first quarter of 2013.

•	Shareholder equity increased to approximately $6.1 million at March 31, 2014, which we believe is compliant with the listing requirements of the NYSE.

•	ALOT sites revenue was $3.7 million in the first quarter of 2014, a 162% improvement over the first quarter of 2013 and a 44% improvement over the immediate prior quarter.

•	Earnings per diluted share were $0.03, up from loss of $0.01 per share in the first quarter of 2013.

•	Operating profit was up over $1 million dollars as operating expenses improved 35% from $8.8 million in 2013 to $5.8 million in 2014.

•	Adjusted EBITDA, a non-GAAP measure, was $1.3 million.

•	The launch of new ALOT branded websites at www.travel.alot.com and www.finance.alot.com/legal.

Management believes it is now in a position to quickly apply capital towards growth and to this end the company expects to secure additional debt financing in 2014. There are no immediate plans to obtain capital through an equity offering.

The Inuvo business is managed along two segments, the Partner Network and the Owned and Operated Network. The Partner Network facilitates transactions between advertisers and our partners' websites and applications. The Owned and Operated Network designs, builds and markets mobile-ready consumer websites and applications under the ALOT brand. The segments share the utilization of the company’s core technology platform.

Three-month financial results for the period ended March 31, 2014
Net revenues for the three months ended March 31, 2014, were $10.1 million as compared to $15.9 million for the three months ended March 31, 2013. The lower year over year revenue comparison for the quarter was primarily due to a planned transition out of toolbar, which had revenue of $981 thousand in the first quarter of 2014 compared to $4.8 million in the same quarter last year. Improved margins in the quarter were the result of enforcing publisher contract terms and conditions and our Network operating policies, including validating traffic sources, improved technological detection, periodic publisher auditing, and where appropriate, modifying publisher payment terms. This resulted in lower revenues but higher margins in the first quarter that should return to normal operating levels in subsequent quarters. Revenue in our Owned and Operated Network was $4.7 million in the first quarter of 2014 compared to $7.0 million in the same quarter last year and reflects the transition from toolbar to content rich websites and applications within the segment. Gross profit decreased in the current quarter compared to the same quarter last year reflecting the lower revenues. Operating expenses also improved in the current quarter compared to the same quarter last year due to lower marketing costs and in large part to the move to Arkansas in 2013.

For the quarter ended March 31, 2014, Adjusted EBITDA, a non-GAAP measure was $1.3 million compared to $1.4 million in the first quarter of 2013. The Company reported net income of $675,000, or $0.03 per diluted share, for the three months ended March 31, 2014, compared to a net loss of $291,000, or $0.01 per share loss for the corresponding period last year.

Balance Sheet as of March 31, 2014
Cash and cash equivalents totaled $2.7 million at March 31, 2014. Current assets and total assets were $7.1 million and $24.4 million, respectively and current liabilities and total liabilities were $13.7 million and $18.4 million, respectively, as of March 31, 2014. Bank debt was reduced to $5.5 million from $6.1 million at December 31, 2013. Shareholders’ equity was approximately $6.1 million at March 31, 2014.
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Conference Call Information
Date: Wednesday, April 24, 2014
Time: 4:30 p.m. EDT
Domestic Dial-in number: 1-877-941-2069
International Dial-in number: 1-480-629-9713
Live webcast: http://public.viavid.com/index.php?id=108880

In addition, the call will be webcast on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days. A telephone replay will be available through Thursday, May 8, 2014. To access the replay, please dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). At the system prompt, enter the code 4680722 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV ) is an Internet marketing and technology company that delivers targeted advertisements into websites and applications reaching desktop and mobile devices. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2013. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
Investor Relations
Alliance Advisors, LLC.
Thomas Walsh, 212-398-3496
twalsh@allianceadvisors.net
or
Valter Pinto, 914-669-0222 x201
valter@allianceadvisors.net

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
	2014	2013
Assets
Current assets
Cash	$2,722,981	$3,137,153
Accounts receivable, net	3,928,792	3,609,825
Unbilled revenue	16,295	24,472
Prepaid expenses and other current assets	474,504	510,968
Total current assets	7,142,572	7,282,418

Property and equipment, net	1,081,744	1,188,566
Goodwill	5,760,808	5,760,808
Intangible assets, net	10,125,825	10,324,326
Other assets	312,870	379,513
Total assets	$24,423,819	$24,935,631

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,724,419	$6,235,533
Accrued expenses and other current liabilities	2,461,105	2,386,226
Term and credit notes payable, current portion	5,548,830	2,548,333
Total current liabilities	13,734,354	11,170,092

Deferred tax liability	3,713,205	3,788,903
Term and credit notes payable, long term	-	3,595,300
Other long-term liabilities	925,476	1,039,470
Total liabilities	18,373,035	19,593,765

Total stockholders' equity	6,050,784	5,341,866
Total liabilities and stockholders' equity	$24,423,819	$24,935,631

INUVO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2014	2013
Net revenue	$10,121,717	$15,919,779
Cost of revenue	3,676,755	7,480,868
Gross profit	6,444,962	8,438,911
Operating expenses
Marketing costs	3,663,687	4,692,889
Compensation	1,099,915	1,993,325
Selling, general and administrative	1,010,609	2,144,831
Total operating expenses	5,774,211	8,831,045
Operating income	670,751	(392,134)
Other expense, net	(97,802)	(106,669)
Net income (loss) from continuing operations before taxes	572,949	(498,803)
Income tax benefit (expense)	75,699	83,000
Net income (loss) from continuing operations	648,648	(415,803)
Net income (loss) from discontinued operations	26,111	125,093
Net income (loss)	674,759	(290,710)
Foreign currency valuation	-	3
Total comprehensive income (loss)	$674,759	($290,713)
Earnings per share, basic and diluted
From continuing operations	$0.03	($0.020)
From discontinued operations	.-	0.01
Net income (loss)	$0.03	($0.010)
Weighted average shares outstanding
Basic	23,444,053	23,252,095
Diluted	23,481,415	23,252,095

By Segment (Unaudited):
Net revenue
Partner Network	$5,451,617	$8,916,997
Owned and Operated Network	4,670,100	7,002,782
Total	$10,121,717	$15,919,779
Gross profit
Partner Network	$1,858,403	$1,802,358
Owned and Operated Network	4,586,559	6,636,553
Total	$6,444,962	$8,438,911

INUVO, INC.
RECONCILIATION OF NET INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2014	2013
Net income (loss) from continuing operations before taxes	$572,949	($498,803)
Interest expense, net	97,802	106,669
Depreciation	255,972	705,467
Amortization	198,501	547,166
Stock-based compensation	130,448	189,993
Accrued severances	81,798	316,161
Adjusted EBITDA	$1,337,470	$1,366,653

Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted EBITDA

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA.”

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net loss, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net income (loss) from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, (iv) stock-based compensation, and (v) accrued severances. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.